Exhibit 10.1

BED BATH & BEYOND INC.

650 Liberty Avenue

Union, NJ 07083

As of June 4, 2018

Ms. Robyn D’Elia

Bed Bath & Beyond Inc.

650 Liberty Avenue

Union, N.J. 07083

Dear Robyn:

We write to set forth our agreement with respect to your employment as an executive of Bed Bath & Beyond Inc. (“the “Company”). Your current title with the Company is Chief Financial Officer and Treasurer.

1. Duties.

The Company hereby agrees to employ you, and you agree to be employed by the Company, on the terms and conditions hereinafter set forth. You will perform such duties as may from time to time be assigned to you by the Chief Executive Officer of the Company. You agree to serve the Company faithfully, diligently and competently, and to devote your full working time, energy and skill to the Company’s business. Your place of employment will remain in the greater New York area unless you consent to move.

2. Compensation.

The Company will pay you an annual salary at a rate not less than your current salary, payable in accordance with the Company’s customary payroll practices from time to time in effect. The Company will review your compensation annually and may, in its sole discretion, increase your annual salary. At no time will your annual salary be less than your annual salary in the immediately preceding year. You will be entitled to participate in such privileges and in such insurance and other benefit programs as are generally made available to the Company’s employees to the extent you meet the eligibility requirements for such privileges and programs. You will be entitled to take vacations in accordance with the Company’s vacation policy for managers from time to time in effect.

3. Severance Compensation.

A. Your employment by the Company is not for any specific term but rather is on an ongoing at-will basis with the right by the Company and you to terminate your employment at any time. If the Company terminates your employment for any reason other than for “cause”, causes your employment to terminate because of “constructive termination” (which means: (i) a requirement by the Company that you relocate your place of employment more than twenty five (25) air miles (“as the crow flies”); or (ii) the material breach by the Company of one or more of the terms of your Employment Agreement) or your employment terminates due to death or “disability” (as defined under Code Section 409A, as set forth under Paragraph 5(d)), then the Company shall pay you, as severance pay, provided that you have not breached the provisions of Paragraph 4 hereof, your salary at the rate in effect immediately prior to such termination, during the Severance Period (as such term is hereinafter defined), commencing on the first business day following the sixtieth (60th) day after any such termination payable in normal payroll installments in accordance with the Company’s then payroll practices, subject to Paragraphs 3C, 4 and 5(d). Thus, if you have not violated the non-compete restrictions in Paragraph 4 hereof (as well as the other restrictions in that paragraph) during the Severance Period, the Company will pay you your salary during the Severance Period.   The Company shall have “cause” to terminate your employment only if you have (i) acted in bad faith or with dishonesty, (ii) willfully failed to follow the directions of the Company’s Chief Executive Officer or the Board of Directors (provided such directions would not be in violation of law or constitute fraud), (iii) performed your duties with gross negligence, or (iv) been convicted of a felony. For purposes of this Agreement, the “Severance Period” shall mean (I) the one (1) year period following the termination of your employment for any reason other than for “cause”, (II) the one (1) year period following the termination of your employment as a result of your death or disability, or (III) the two (2) year period following the termination of your employment for any reason other than for “cause” in the event the Company, in its sole discretion, elects to extend the one (1) year period set forth in subsection (I) above to a period of two (2) years following the termination of your employment for any reason other than for “cause”, notice of which election of extension shall be provided to you by the Company not later than one hundred eighty (180) days prior to the end of the one (1) year period set forth in subsection (I) above.  In the event of your termination because of a “constructive termination,” you shall give the Company written notice detailing the specific circumstances alleged to constitute “constructive termination” within sixty (60) days after the first occurrence of such circumstances and the Company shall have thirty (30) days following receipt of such notice to cure such circumstances in all material respects, provided that no termination because of a “constructive termination” shall occur after the one-hundred twentieth (120th) day following the first occurrence of any “constructive termination.”

B. In addition, subject to Paragraphs 3C, 4 and 5(d), if the Company terminates your employment for any reason other than for “cause”, or causes your employment to terminate because of “constructive termination” (as defined in subsection A of Paragraph 3), and if at the date of such termination there are options or time vested or performance vested restricted shares (“TVRS”) or incentive cash awards granted to you by the Company under any stock equity or cash plan which were then not exercisable (in the case of options) and/or which were not then vested (in the case of TVRS or cash) by reason of the installment terms thereof, the Company shall take such steps as may be necessary or appropriate to (i) make such options immediately exercisable for a period of at least thirty (30) days following the termination of your employment, and/or (ii) provide (subject to the achievement of any applicable performance goals) for the immediate acceleration of any then-unvested TVRS or cash. For purposes of this subsection B of this Paragraph 3, your death or disability shall constitute a termination of your employment by the Company for a reason other than for “cause”, except that, in such event, the Company shall take such steps as are necessary or appropriate to (y) make such options immediately exercisable for a period of at least twelve (12) months following the termination of your employment, and/or (z) provide (without regard to the achievement of any applicable performance goals) for the immediate acceleration of any then-unvested TVRS or cash.

C.  In consideration for your receipt of the benefits set forth in subsections A and B of this Paragraph 3, and as a condition to the Company’s obligation to make the severance payments during the Severance Period and to take the steps with respect to the options and/or TVRS and/or cash described above, you shall deliver to the Company, within twenty-one (21) days (or, if applicable, forty-five (45) days) of the termination of your employment, a fully executed release agreement (the form of which release agreement shall be commercially reasonable) which shall fully and irrevocably release and discharge the Company, its  officers, directors, employees and agents from any and all claims, charges, complaints, and liabilities of any kind, known or unknown which you have or may have against any of the foregoing parties (the “Release”).  In addition, the provisions of Paragraph 4 below shall apply during the period of time set forth therein without payment of the severance payments or any other compensation to you (including with respect to the options and/or TVRS and/or cash described above) until the Company receives the fully executed Release within the time period specified above and any applicable revocation period expires.  For purposes of clarity, if you do not deliver to the Company a fully executed Release within the time specific above or if you revoke the Release within the time prescribed by applicable law, your obligations under Paragraph 4 shall remain in effect, but your right to severance under Paragraph’s 3A and 3B will be forfeited.

4. Additional Provisions.

A. During your employment by the Company and for a period of one year thereafter (which one year period is subject to extension pursuant to the provisions of subsection A of Paragraph 3), except if permitted by the Chairman or the CEO of the Company (in either of their sole discretion), you agree that you will not,  whether alone or in association with any other person, directly or indirectly, engage or be interested in any business or enterprise in the United States that is competitive with the business of the Company. For purposes of this paragraph, you will be considered to have been engaged or interested in any business or enterprise if you are interested in such business or enterprise as a stockholder, director, officer, employee, agent, broker, partner, individual proprietor, lender, consultant or in any other capacity, except that nothing herein contained will prevent you from owning less than one percent (1%) of any class of equity or debt securities of any publicly traded company. For purposes of this paragraph, a business or enterprise will be deemed competitive with the business of the Company if it includes the operation of:

(i)                                    any retail store which utilizes (or intends to utilize) more than 30% of the selling space of the store for the sale of any combination of: giftware; housewares; linens and domestics; home furnishings; and/or health and beauty care products; and/ or products for infants and young children (including, without limitation, cribs and juvenile furniture, toys and games, infant’s and young children’s clothing, strollers, car seats, carriers, bedding, bath and safety accessories, and feeding and eating accessories);  and/or

(ii)                                 any non-traditional retail format (such as, but not limited to, any on-line, internet, catalog or television format) which allocates (or intends to allocate) more than 30% of such format’s listing space or time slots to the sale of any combination of: giftware; housewares; linens and domestics; home furnishings; and/or health and beauty care products; and/or products for infants and young children (including, without limitation, cribs and juvenile furniture, toys and games, infant’s and young children’s clothing, strollers, car seats, carriers, bedding, bath and safety accessories, and feeding and eating accessories).

B. During your employment by the Company and for a period of two years thereafter, you agree that you will not, whether alone or in association with any other person, directly or indirectly, (i) solicit or induce, or attempt to solicit or induce, any employee of the Company to leave the employ of the Company; (ii) employ, or solicit for employment, on your behalf or on behalf of any other person (other than the Company), any person that is or was at any time an employee of the Company; or (iii) without the consent of the Company, trade with any supplier of the Company.

C. During or after your employment by the Company and thereafter, you agree that you will not, whether alone or in association with any other person, directly or indirectly (i) knowingly divulge, furnish or make accessible to any third person or organization other than in the regular course of the Company’s business any confidential information concerning the Company or its subsidiaries or its or their business, including, without limitation, confidential methods of operation and organization, confidential sources of supply and customer or other mailing lists, or (ii) disparage (even by making truthful statements) the Company, any affiliates of the Company as well as their officers, directors, employees, agents or others with whom the Company has business relationships.

D. The provisions of this paragraph 4 shall survive the end of the term of your employment hereunder. You acknowledge that any remedy at law for a breach or threatened breach of any of the provisions of this paragraph 4 may be inadequate and that accordingly the Company shall be entitled to an injunction or specific performance or any other mode of equitable relief without the necessity of showing any actual damage, posting a bond or furnishing other security.

5. Miscellaneous.

(a) The Company may, at its option and for its benefit, obtain insurance with respect to your death, disability or injury. You agree to submit to such physical examinations and supply such information as may be reasonably required in order to permit the Company to obtain such insurance.

(b) Any notice or other communication required or permitted to be given hereunder shall be deemed to have been duly given when personally delivered or when sent by registered mail, return receipt requested, postage prepaid, as follows:

If to the Company, at:

Bed Bath & Beyond Inc.

650 Liberty Avenue

Union, NJ 07083

If to you, at:

[Your home address on file with the Company]

Either party hereto may change its or his address for the purpose of this paragraph by written notice similarly given.

(c) Neither party hereto may assign its rights or delegate its duties hereunder, except that the Company may assign its rights hereunder to any person that (i) acquires substantially all of the business and assets of the Company (whether by merger, consolidation, purchase of assets or other acquisition transaction), and (ii) agrees in writing to assume the obligations of the Company hereunder. This agreement shall be construed and enforced in accordance with the internal laws of the State of New York, without regard to principles of conflicts of laws. Nothing in this agreement shall create, or be deemed to create, any third party beneficiary rights in any person, including, without limitation, any employee of the Company other than you. You agree that all actions or proceedings relating to this agreement shall be tried and litigated only in the New York State or Federal courts located in the County of New York, State of New York. You hereby irrevocably submit to the exclusive jurisdiction of such courts for the purpose of any such action or proceeding. If any provision of this agreement shall be held to be invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and shall not affect or render invalid or unenforceable any other provision of this agreement, and this agreement shall be construed as if such provision had been drawn so as not to be invalid or unenforceable. This letter sets forth our entire understanding with respect to the subject matter hereof and cannot be changed, waived or terminated except by a writing signed by you and the Company. Any waiver by either party of a breach of any provision of this agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this agreement. This agreement shall be binding on the successors and assigns of the Company.

(d)  Although the Company does not guarantee the particular tax treatment of any payments or benefits paid or provided hereunder, it is the intent of the parties that such payments and benefits comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, our agreement set forth herein shall be interpreted in a manner consistent with such intent. A termination of employment shall not be deemed to have occurred for purposes of any provision providing for payments or benefits that are considered “nonqualified deferred compensation” under Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” under Code Section 409A. To the extent applicable, if you are deemed on the date of termination to be a “specified employee” (as defined under Code Section 409A(a)(2)(B)), then, any payments that are considered “nonqualified deferred compensation” under Code Section 409A (“409A Payments”) shall be made as provided herein after the date which is the earlier of (i) the expiration of the six-month period measured from the date of your “separation from service,” and (ii) the date of your death (the “Delay Period”).  Upon the expiration of the Delay Period, all 409A Payments delayed pursuant to this provision (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid to you in a lump sum on the first business day following the end of the Delay Period, and any remaining payments and benefits due hereunder shall be paid in accordance with the normal payment dates specified for them herein. Any right you have hereunder to receive installment payments shall be treated as a right to receive a series of separate and distinct payments.

If the foregoing correctly sets forth your understanding of our agreement, please so indicate by signing and returning to us a copy of this letter.

BED BATH & BEYOND INC.

By:	/s/ Steven H. Temares	/s/ Robyn D’Elia
	Steven H. Temares, CEO	Robyn D’Elia

H: D’Elia Severance 6.4.18